Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2015 EARNINGS

- Closed $13.3 Million in New Investments in the Fiscal Second Quarter -
- Net Investment Income of $2.4 Million or $0.19 per Share -
- Streamlines Management Structure, Appoints Gregg Felton CEO, John Stuart to Remain Chairman -

Greenwich, Connecticut – February 9, 2015 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the second quarter of fiscal 2015 ended December 31, 2014.

Financial Highlights for the Second Quarter of Fiscal 2015

➢	Originations to three new portfolio companies totaled $13.3 million. Repayments or realizations from portfolio companies and sales were $8.4 million.

➢	Total investment income was $4.9 million, an increase of 22.5% compared with $4.0 million for the prior year period.

➢	Net investment income (“NII”) increased 23.9% to $2.4 million, or $0.19 per share, compared with $1.9 million, or $0.25 per share, for the three months ended December 31, 2013.

➢	Net realized and unrealized losses were $8.9 million, or $0.75 per share. Unrealized losses on investments were $7.6 million, or $0.64 per share. Realized losses on investments were $1.3 million, or $0.11 per share.

➢	Net decrease in net assets from operations was $6.6 million, or $0.55 per share.

➢	Net asset value was $5.48 per share at December 31, 2014.

➢	Per share amounts are based on approximately 11.9 million weighted average shares outstanding compared to 7.6 million weighted average shares outstanding for the second quarter of fiscal 2014, reflecting the capital markets activities completed during calendar 2014.

➢	Total portfolio at fair value was $128.5 million at December 31, 2014.

➢	Weighted average portfolio interest rate was 10.23% at December 31, 2014.

➢	At December 31, 2014, 92% of portfolio company investments were first lien senior secured loans.

In addition, the Company announced today that Gregg Felton has been named Chief Executive Officer, while John Stuart will maintain his role as Chairman of the Board of Directors.

“The ongoing transformation of our investment and portfolio strategy to include Gregg’s areas of investment experience and expertise has made his appointment as CEO the logical next step in that process,” said John Stuart, Chairman of Full Circle Capital Corporation. “Gregg has played a vital role in our continuing efforts to develop a greater breadth of investment opportunities as evidenced by our portfolio growth and composition over the past year.”

“I look forward to continuing to work closely with John and our expanded investment team as we position ourselves for long-term growth,” said Gregg Felton, President and CEO of Full Circle Capital Corporation. “While our recent performance has been disappointing, we believe that our aggressive efforts to exit or restructure our legacy positions will enable us to take advantage of current market opportunities. With the recent back-up in the middle market corporate credit markets, we have seen a significant increase in transaction opportunities that fit within our return and risk parameters. We believe this market environment will allow us to continue to execute on our broadened investment strategies while providing greater portfolio diversification. These key elements are central to our efforts to improve and produce sustainable returns to our stockholders.”

Second Quarter Fiscal 2015 Results

The Company’s net asset value at December 31, 2014 was $5.48 per share. During the quarter, the Company generated $4.5 million of interest income compared to $2.8 million in the second quarter of fiscal 2014, an increase of 60.1%. Income from fees and other sources in the quarter totaled $0.5 million, compared to $1.2 million in the prior year quarter.

The Company recorded NII of $2.4 million, or $0.19 per share, in the quarter ended December 31, 2014 compared to $1.9 million, or $0.25 per share, in the quarter ended December 31, 2013. Per share amounts for the quarter ended December 31, 2014 are based on approximately 11.9 million weighted average shares outstanding compared to 7.6 million weighted average shares outstanding for the quarter ended December 31, 2013, reflecting the common equity offerings that Full Circle Capital completed in calendar 2014.

Net realized and unrealized losses in the quarter were $8.9 million, or $0.75 per share. Net unrealized depreciation of $7.6 million was comprised of $2.3 million of net unrealized depreciation on equity investments and $5.3 million of net unrealized depreciation on debt investments. Realized losses on investments were $1.3 million, or $0.11 per share. Net decrease in net assets from operations was $6.6 million, or $0.55 per share.

During the quarter ended December 31, 2014 the Company added $13.3 million in new loans to three new portfolio companies. Repayments from portfolio companies during the second quarter were $8.4 million from four portfolio companies.

At December 31, 2014, the Company’s portfolio included debt investments in 27 companies at an average of $4.6 million per investment. The weighted average interest rate on debt investments was 10.23%. At fair value, 92% of portfolio investments were first lien loans, 5% were second lien loans and 3% were equity investments. Approximately 78% of the debt investment portfolio, at fair value, bore interest at floating rates. The loan-to-value ratio on the Company’s loans was 60% at December 31, 2014 compared to 71% at December 31, 2013.

Subsequent Events

On January 21, 2015, the Company partially exercised its warrant issued by Advanced Cannabis Solutions, Inc. in a cashless exercise in exchange for 660,263 shares of Advanced Cannabis Solutions Inc. The cashless exercise reduced the amount of common shares underlying the remaining warrant by 1,215,000, leaving the Company with a warrant to purchase 185,000 shares in Advanced Cannabis Solutions, Inc. with a strike price of $4.00 per share.

On January 30, 2015, the Company funded $2.0 million of a $50.0 million second lien term loan with GK Holdings, Inc., an IT and business skill training company. The credit facility bears interest at one month LIBOR plus 9.50% with a LIBOR floor of 1.00% and has a final maturity of January 30, 2022.

Conference Call Details

Management will host a conference call at 8:30 am ET on Tuesday, February 10, 2015 to discuss results. A live webcast of the conference call and accompanying slide presentation will be available at http://ir.fccapital.com. Please access the website approximately 10 minutes before the conference call begins.

To participate in the call, please call (888) 206-4916 (domestic toll-free) or (913) 312-1411 (international) and reference PIN: 6223832.

A webcast replay of the call, along with an archived copy of the presentation, will be available at http://ir.fccapital.com for one year following the call.

An audio replay will also be available until February 17, 2015, by dialing (877) 870-5176 (toll-free) or (858) 384-5517 (international), PIN: 6223832.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
John Stuart, Chairman	Garrett Edson/Brad Cohen
Gregg J. Felton, President and Chief Executive Officer	ICR, LLC
Full Circle Capital Corporation	(203) 818 – 1089
(203) 900 – 2100
info@fccapital.com

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31 , 2014	June 30, 2014
	Unaudited
Assets
Control Investments at Fair Value (Cost of $20,587,987 and $20,253,149, respectively)	$11,676,772	$17,539,057
Affiliate Investments at Fair Value (Cost of $25,749,265 and $20,177,115, respectively)	17,435,853	14,588,417
Non-Control/Non-Affiliate Investments at Fair Value (Cost of $105,607,136 and $123,605,311, respectively)	99,347,153	118,063,285
Total Investments at Fair Value (Cost of $151,944,388 and $164,035,575, respectively)	128,459,778	150,190,759

Cash	2,595,416	-
Deposit with Broker	-	2,525,000
Interest Receivable	2,141,949	1,016,726
Principal Receivable	34,053	207,233
Due from Affiliates	339,922	4,273
Due from Portfolio Investments	181,402	135,288
Prepaid Expenses	160,951	57,470
Other Assets	790,261	750,326
Deferred Offering Expenses	143,150	-
Deferred Debt Issuance Costs	911,922	947,937
Deferred Credit Facility Fees	410,767	449,350

Total Assets	136,169,571	156,284,362

Liabilities
Due to Affiliates	1,111,088	891,966
Bank Overdraft	-	821,316
Accrued Liabilities	142,268	184,857
Due to Broker	-	25,000,221
Payable for Investments Acquired	-	24,900,172
Distributions Payable	800,585	766,683
Interest Payable	119,064	45,254
Other Liabilities	803,421	1,076,800
Accrued Offering Expenses	20,689	35,828
Line of Credit	33,817,832	8,435,463
Notes Payable 8.25% due June 30, 2020	33,815,406	21,145,525

Total Liabilities	70,630,353	83,304,085
Commitments and contingencies	-	-

Net Assets	$65,539,218	$72,980,277

Components of Net Assets
Common Stock, par value $0.01 per share (100,000,000 authorized; 11,949,034 and 11,443,034 issued and outstanding, respectively)	$119,490	$114,430
Paid-in Capital in Excess of Par	95,805,231	92,103,666
Distributions in Excess of Net Investment Income	(739,348)	(131,251)
Accumulated Net Realized Losses	(6,161,545)	(5,261,752)
Accumulated Net Unrealized Losses	(23,484,610)	(13,844,816)
Net Assets	$65,539,218	$72,980,277

Net Asset Value Per Share	$5.48	$6.38

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Investment Income
Interest Income from Non-Control/Non-Affiliate Investments	$3,367,613	$1,649,533	$6,175,544	$3,530,671
Interest Income from Affiliate Investments	665,621	656,935	1,206,181	1,310,653
Interest Income from Control Investments	433,638	484,207	962,746	942,111
Dividend Income from Control Investments	-	-	-	34,411
Other Income from Non-Control/Non-Affiliate Investments	427,026	1,189,891	614,081	1,363,362
Other Income from Affiliate Investments	5,822	3,837	15,292	8,881
Other Income from Control Investments	12,500	12,500	25,000	25,000
Total Investment Income	4,912,220	3,996,903	8,998,844	7,215,089

Operating Expenses
Management Fee	581,329	382,489	1,153,887	791,747
Incentive Fee	526,242	474,897	916,092	789,636
Total Advisory Fees	1,107,571	857,386	2,069,979	1,581,383

Allocation of Overhead Expenses	36,962	34,881	73,517	98,711
Sub-Administration Fees	66,595	50,000	129,804	100,000
Officers’ Compensation	75,913	75,529	151,826	150,867
Total Costs Incurred Under Administration Agreement	179,470	160,410	355,147	349,578

Directors’ Fees	40,750	31,625	88,696	60,250
Interest Expenses	1,177,094	718,502	2,179,477	1,439,479
Professional Services Expense	139,926	158,620	359,594	354,481
Bank Fees	10,918	21,622	21,189	35,468
Other	151,523	149,150	260,394	250,635

Total Gross Operating Expenses	2,807,252	2,097,315	5,334,476	4,071,274

Expense Reimbursement	(248,373)	-	(531,047)	-

Total Net Operating Expenses	2,558,879	2,097,315	4,803,429	4,071,274

Net Investment Income	2,353,341	1,899,588	4,195,415	3,143,815
Net Change in Unrealized Gain (Loss) on Investments	(7,624,759)	(2,627,312)	(9,639,794)	(5,450,203)
Net Realized Gain (Loss) on:
Investments	(1,301,452)	(492,216)	(898,545)	(1,170,769)
Foreign Currency Transactions	-	-	(1,248)	68
Net Realized Gain (Loss)	(1,301,452)	(492,216)	(899,793)	(1,170,701)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(6,572,870)	$(1,219,940)	$(6,344,172)	$(3,477,089)

Earnings (Loss) per Common Share Basic and Diluted	$(0.55)	$(0.16)	$(0.53)	$(0.46)
Net Investment Income per Common Share Basic and Diluted	$0.19	$0.25	$0.35	$0.42
Weighted Average Shares of Common Stock Outstanding Basic and Diluted	11,949,034	7,569,382	11,913,284	7,569,382

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three months ended December 31, 2014	Three months ended December 31, 2013	Six months ended December 31, 2014	Six months ended December 31, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Per Share Data (1) :
Net asset value at beginning of period	$6.24	$7.48	$6.38	$8.01
Accretion (dilution) from offering (2)	-	-	0.04	-
Offering costs	(0.00)	-	0.00	-
Net investment income	0.19	0.25	0.35	0.42
Net change in unrealized gain (loss)	(0.64)	(0.34)	(0.81)	(0.73)
Net realized gain (loss)	(0.11)	(0.07)	(0.08)	(0.15)
Dividends from net investment income	(0.19)	(0.23)	(0.35)	(0.42)
Return of capital	(0.01)	-	(0.05)	(0.04)
Net asset value at end of period	$5.48	$7.09	$5.48	$7.09

(1)	Financial highlights are based on weighted average shares outstanding.
(2)	Accretion and dilution from offering is based on the net change in net asset value from each follow-on offering.